 EXHIBIT 99.1

GENERATION NEXT FRANCHISE BRANDS, INC.

SHAREHOLDER CALL TRANSCRIPT

Welcome to the Generation Next Franchise Brands first ever shareholder call to include some very frequently asked questions and answers. Before we begin, please allow me to provide the following statement:

Some of the things we will discuss in today's call concerning future Company performance will be forward-looking statements within the meaning of the securities laws. Actual results may materially differ from those discussed in these forward-looking statements, and we encourage you to refer to the additional information contained in our SEC filings concerning factors that could cause those results to be different than contemplated in today's discussion.

This presentation contains certain non-GAAP financial measures. Information relating to these financial measures can be found in the morning’s preliminary earnings press release, which has been posted on the Company’s website, www.gennextbrands.com, and filed with the SEC in a form 8-K available at www.sec.gov.

Hello, my name is Nick Yates, I am the founder, Chairman and CEO of Generation Next Franchise Brands. Today, we would like to provide each of you with an update on our operations, financials and answers to a compiled list of frequently asked questions generated by shareholders.

Let me begin with some recent highlights and key performances from Reis & Irvy’s the company’s primary business and brand, over the last fiscal year.

Reis & Irvy’s has entered into contracts for the establishment of over 280 franchises within the US;

Through franchise agreements, exclusive territory franchise agreements, and international master franchise agreements Reis & Irvy’s has entered into contracts for the sale of over 4,650 robotic soft serve vending kiosks;

The Company raised proceeds totaling approximately $17 million in the form of an equity offering;

We repaid approximately $1.3 million in debt principal during fiscal year 2018 and converted approximately $443,000 of notes payable into approximately 2.7m shares of common stock;

The Company completed the fiscal year with $10 million in cash and $3.7 million in restricted cash; The definition of restricted cash would mean funds held in escrow for the purchase of inventory.

The Company completed the fiscal year with total assets of $32.5 million, compared to $18 million in the prior fiscal year;

Five -time Major Golf Champion Phil Mickelson and his career-long business manager and business partner Steve Loy entered into a business relationship with Reis & Irvy’s to become both investors in the company and franchisees in San Diego.

The Company entered into exclusive market master franchise agreements in Little Rock, AK; Knoxville, TN; Cincinnati, Columbus and Dayton OH; Miami, FL; Atlanta, GA; The City Los Angeles and Orange County, CA; and Pennsylvania. The total value of these US franchise contracts aggregates $94.6 million.

We also sold exclusive territory licenses in Israel, Canada and Australia. The total value of these International License contracts aggregates $40.6 million.

Two key board appointments were made – Lavaille Lavette and Chris Maudlin (Chris will serve as the companies new audit committee Chairman);

Signed a key agreement with Compass Group USA in the form of an exclusive offering of our product to its locations throughout the US.

Contracted with CSA Service Solutions to provide full service and support to franchisees.

We have delivered and installed 80 fully functional robotic soft serve vending kiosks;

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Next, let me take a moment to provide an update on the primary initiatives that each department at Generation Next is currently focused on:

Marketing

•         We are launching a new Radio advertising campaign with more focus on the Reis and Irvy’s consumer

•         We are building new social media business sites for our franchisees

•         We are in the process of producing a 2 min, 60, 30 and 15 second TV advertisement which can also be used for social digital applications

•         We are finalizing our new Reis and Irvy’s consumer focused website

•         We are launching for our Franchisee three newly designed website templates so they promote their businesses locally.

•         A portfolio of updated marketing materials for franchisees to access is built – this allows us to protect our brand and keep design, content and messaging consistent

•         We have recently launched a new set of brand guidelines

•         We are working towards Social Media Influencer Programs to help get the message out there quicker

•         Launching in the next week a new Franchisee Community portal – something there is a lot of demand for

Our Franchise Sales department is currently focused entirely on;

•         Maintaining our recent 90 day average of just a little under $4m per month in franchise bookings, a record for the company

•         Identifying additional master franchise partners in geo target territories outside of the US

•         Maintaining our goal to have appointed franchisees to represent the entire US market by the end of 2019.

Our Locations Department is currently focused entirely on:

•         working around the clock to secure a total of approximately 750 locations for our local franchise network.

•         Working closely with the largest food service company in the US to secure locations within the categories contracted.

•         Contract for trial within the top 20 national chain partners we have identified for franchised and corporate owned units.

Our Operations team is focused on:

•         Continued efforts on Lean Manufacturing, reducing the cost of the technology

•         Improving logistics – specifically delivery, install and set up times

•         Completing for franchisees a web-based ticketing system for troubleshooting, FAQ’s, ongoing training

•         Completing for franchisees a support portal that caters to operational resources, updated manuals, operational checklists and additional training resources.

•         Health Department initiatives – competing certification in all 50 states (we are currently approved in 48 states)

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•         New product development with Dannon – launching non-dairy, plant based, organic products

•         Developing our data analytics mining program to incorporate inventory and route management, streamlining site selection, artificial intelligence and reporting

•         Finalizing and implementing the Flavor Burst system and its new self-cleaning technology

•         Supply chain efficiencies

•         Design for Manufacturing specifics for International operations

•         Preparing for the service and support of upcoming corporate-owned route installations

Finally, our finance department is;

•         Exhausted, they have been working around the clock to get our annual report finalized and our now working on the next Q

•         Analyzing system upgrades and ERP systems for possible salesforce.com integration

•         A checklist of items to prepare the company for a possible up-list to the Nasdaq or NYSE

•         Updating systems and controls in anticipation of an upcoming SOX (Sarbanes Oxley) audit

Next, let me spend a few minutes and talk about our key initiatives and goals for fiscal 2019.

•         Deliver and install a minimum of 1,250 units that would allow for significant revenue recognition

•         Book an additional ,1200 franchised units allowing for approximately $60,000,000 - $70,000,000 in additional deferred revenues

•         Begin deployment of our first corporate-owned units with a goal to create a broad enough case study allowing us to raise additional capital in the form of debt to fund expansion

•         Secure agreements with 3-5 regional and national retail chains for the placement of our franchisees and corporate-owned robots. The chains we have identified represent over 10,000 location nationwide.

•         Expand our international presence to the rest of the world via a variety of strategic partnerships currently being assessed. Asia in particular is being targeted.

•         Have our next and very exciting robotic vending concept ready for production. We will announce this to the market soon and we plan to replicate our current model almost exactly.

Let me now turn it over to Art Budman, our Chief Financial Officer, for an update on our annual results.

Art Budman:

Let me provide you an update on our financial results for the year ended June 30th, 2018.

I will first start with our balance sheet. Our cash increase from 1.7 million to 10 million and our restricted cash increased from 1500 in 2017 to 3.7 million for the year ending June 30, 2018. Our receivalbes otherwise known as our contract assets due from franchisee decrease from 12.6 million to 7.2 million. This was the direct result of concerted collection efforts as well as an offset of 10 million dollars between deferred revenue and accounts receivable according to the new accounting guidance. Our inventories increased from just under 500,000 to 8.4 million and our total current assets increased from 15.5 million to approximately 30 million. As well, our total assets increased from approximately $18 million in 2017 to just under $32 million for the year ended June 30, 2018.

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Now, taking a look at our liabilities. Our deferred revenues increased from $25 million to $37.8 million and that's net of an offset of $10 million which I previously mentioned according to the new accounting guidance. Our current notes payable decreased from $1.7 million to $879,000 as a direct result of payments on our notes payable as well as conversion of notes to equity. Our common stock increased from $6.7 million in the prior year to $27.5 million in the current year, primarily is result of our successful capital raise of $16.4 million. And our accumulated deficit increased from $23.9 million to approximately $43.5 million as a direct result of the loss during the year.

Now our statement of operations. Our total revenues decrease from $4.3 million for the year ended June 30, 2017 to approximately $891,000 for the year ended June 30, 2018. The decrease was primarily the result of the fact that we have stopped selling franchises for our initial concept, vending machines filled with healthy snacks and drinks, over the last two years, and this represents the residual revenues as well as that is compounded by the fact that in the year ended June 30, 2018 we just started shipping our new frozen yogurt robots and had shipped four just prior to yearend.

Take a look at our operating expenses. Our personnel expenses increased from $4.1 million to $4.7 million a direct result in the increased personnel and increased sales commissions as a result of increased activity with our franchisees. Our marketing increased from $2.3 million to $4.5 million a direct result of our increase in radio, internet marketing, trade shows, and press releases. Our stock compensation expense increased from $402,000 in 2017 to $1.6 million in 2018. The increase was a direct result of an increase in the grant of stock options as well as the stock price; however, I should note this does represent a noncash expense. Our research and development expenses increased from $1.6 million for the year ended June 30, 2017 to $5.2 million in 2018. This is a direct result of our complete rebuild of our frozen yogurt robot which again, as I mentioned, started shipping at the end of June 2018. Our total operating expenses increased from $12.8 million to $19.5 million, as a result our net loss increased from $11.3 million in 2017 to $19.5 million in 2018. Our net loss for per share increased from $0.39 in 2017 to $0.41 in 2018. Our weighted average shares outstanding for 29.3 million in 2017 compared with 47.6 million in 2018.

Now our case flow statement. Our cash flow used in operations in 2017 was approximately $340,000 compared with $3 million in 2018. The cash flow used in operations in 2018 of $3 million is primarily a direct result of our net loss offset by our increase in deferred revenues. During the year ended June 30, 2018, we purchased approximately $91,000 worth of equipment; this compares to $562,000 in the prior-year.

And now I'm taking a look at our cash flows provided by financing activities. Our cash flows increased from $2 million in 2017 to $15 million for the year ended June 30, 2018. That increase was primarily the result of payments on notes payable of $1.3 million as well as net proceeds from our offering of $16.4 million. As a result, our cash increased by $12 million in 2018 compared to $1.1 million in 2017.

Do you have enough cash to fund your operations?

We had approximately $14 million of cash and restricted cash on our books as of June 30, 2018. Our auditors have provided a “clean” audit opinion once again. We also receive, in the form of cash-flow, a deposit in the range of 40% from an average $3.9m in franchise sales made each per month. This results in approximately $1.6m per month of cashflow

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Yes, we have enough cash to fund operations.

Something else to remember is that as we continue to deploy units we begin collecting cash in the form of a 12% gross revenue royalty on every robot deployed in addition to rebates we collect from our consumable suppliers.

We also believe that, in the event we would need additional capital to grow the business, it will be available on terms acceptable to the company and its shareholders.

Can you explain your deferred revenues and are these actual liabilities?

Our deferred revenues represent the value of our franchise contracts. Therefore, as we install each unit, that pro-rata portion of our deferred revenue will become actual revenues. Consequently, this is not a liability but represents the potential future revenues from vending robot sales for the company. This amount does not include other revenues such as royalties and product rebates which are recorded as earned.

What are the gross margins on our vending robots?

As with any newly manufactured product, the gross margin on the first batch of units will be lower than the actual fully commercialized production units. This is due to purchasing inventory at lower volume commitments and working though the supply chain process.

Therefore, we expect the gross margin in the short-term to be in the range of 30% -35% with the goal of increasing that to 40% -45% as we move closer towards full production. This will also be helped by the recent “per robot” price increase just filed in our Franchise Disclosure Document allowing for an increase of $7,500 per unit sold.

When will you become profitable?

We believe that with our backlog of vending robots sold, current sales pipeline being at an all-time high and production plans to increase installs to 250 units per month, we will become profitable and cash flow positive from operations in the second half of this fiscal year.

Do you have enough cash to purchase inventory for the robots you have pre-sold

Yes, management believes that the combination of our cash reserves, inventory on hand, receivables and sales pipeline will be sufficient to fund our inventory requirements. Something often mistaken is we have $17,000,000 in receivables on our books prior to recent accounting adjustments. That is money owed to us by franchisees for their equipment. In addition to this, we have invested over $8,400,000 in inventory as reported in our annual report and have since invested more.

Have you solved your vending robot quality issues?

We started shipping our first redesigned alpha units in June of this year and have experienced a number of quality issues, which we have immediately addressed. There is no better feedback than the feedback received from the first batch of units in the field. We simply didn’t have time to do it any other way! What we have learned has been both frustrating for some of our franchisees, yet invaluable to both our team and the teams at Rethink Motion, Hartfeil, EPMP, E2C, Stoelting and Flex.

Here’s a list of the four most common problems we identified and how we resolved them;

1.     The units were getting too hot! To remedy this, we included (5) new fans in the design, we allowed for more ventilation, we upgraded the software so that we only use 5% of the onboard computer, which basically reduces the thermal output from the processer.

2.     The robotic arm wasn’t calibrating on the linear sensors correctly. The result of this was the arm was from time-to-time missing its mark and deviating from its programmed path. To remedy this, we implemented additional training procedures at our manufacturing plant and began new testing protocols, both pre-installation and post installation.

3.     Our payment systems in many locations required stronger internet signals. To boost this, in some cases outside of the building, we had to install “booster antennas” to accommodate the processing of electronic payments.

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4.     Transporting 1500 pounds with over a thousand components, many being susceptible to vibration issues, from South Carolina to (in some cases) Washington state was the root cause of almost all our problems. We have switched transportation from “LTL” trucks which are lower quality, including more stops per trip and where the robots were getting shuffled around on the way to their final destination with “Air-Ride” transportation which basically allows for a much higher shock absorbency ratio resulting is a smoother ride for Reis and Irvy’s!

We continue to work with our manufacturing partner Flex to resolve all of these issues and our installations are now running much, much smoother.

To conclude, we have recently announced a partnership with CSA service solutions with whom we have been training to support our concept nationwide. This means all our franchisees have access to fully trained technicians who will be carrying spare parts, available to service any robot within 24hrs anywhere in the country.

What can you tell us about new product concepts?

Our goal is to not be only a one-product company, but to leverage our business model, distribution network of franchisees, patent portfolio and locations to deploy additional concepts. We are currently in the early stages of design for our next concept and will be making more announcements in the coming months. With that said, we believe we will be releasing a new product in the next 12 months or so. We are extremely excited to replicate this model both domestically and internationally, however this time we will already have in place a network of operators in the form of franchisees and licensees that can effectively take this next product and place it besides their Reis & Irvy’s robot. What I can say is that the consumable we plan to sell next goes hand in hand with soft serve.

Why has your stock price dropped recently

Our short-term stock price reflects a combination of factors including market conditions, supply and demand and current performance of the company. Our current stock volume is trading approximately 133k shares daily, therefore, a slight increase in supply or demand has the ability to move the market. Additionally, the success of our capital raise over the last 18 months has caused additional shares to hit the market.

Management believes; that the value of the company’s stock will equal its long-term fundamentals and therefore, we do not focus on the short-term swings in our stock. We are committed to executing on our plan and appreciate our long-term investors.

•         We have over $190,000,000 in contracts to fulfill and we believe we can increase this substantially simply based on the amount of opportunity available to us, specifically in the form of locations. The amount of Schools, colleges, hospitals, tourist attractions, big box retailers, grocery stores, malls, airports, corporations and government buildings in which we can place these robots are substantial. There are tens of thousands, we are just getting started.

•         We have sold Canada, Australia, Oman and Israel. We are confident we can appoint multiple licensees in additional countries in order to expand.

•         We have not yet begun placing our own corporate-owned units. We believe the value this brings to the company is substantial and comparable to what Redbox achieved. Our advantage to Redbox however, is that we have (a) a much higher gross margin (b) so many more categories of locations where we can place our robots and (c) very little risk of Netflix coming along to supersede our technology, unless of course Jeff Bezos figures out a way to deliver ice cream through the screen of your laptop.

We should also note that neither Art nor I have sold a single share of stock.

How many shares of the company are outstanding

As of the date of our 10-k filing, we had 71 million shares outstanding of which approximately 25% are held by our management team and are not in the public float.

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What are your market plans for the future?

We are currently evaluating the possibility of an up-list to either the Nasdaq or NYSE. In order to meet those requirements, we need to achieve the following;

1.     We would at a minimum need a combination of retained earnings and/or a need to raise additional capital to meet the equity requirements. We feel it best to complete fiscal 2019 and evaluate then. Offsetting the negative shareholder equity comes in the form of profits and equity capital, and we can achieve both based on our current plan.

2.     We need an independent board. In the last two months we have added two members to our own independent board of directors, including the implementation of an audit and compensation committee, which is required by both the Nasdaq and NYSE

3.     Our share price would need to be between $3 to $4. If we needed to do a reverse stock split for this, then we would decide at the time.

These are the pressing issues that we will continue working on.

To conclude, I often get asked what my own specific plan is and how I see myself exiting this business one day. As the largest shareholder of VEND, it’s Chairman and CEO,  the only way I get to see it through to the end, is by continuing to add value until the point comes where I feel comfortable selling some of my own stock. This could be via some type of acquisition or perhaps merge, but to me the most likely scenario is that we up-list to the Nasdaq.  To prepare for this we have begun to make the necessary steps to “grow up” so to speak,  as a publicly traded company.  We have recently put in place internal compliance measures and protocols, we have taken the necessary steps towards having a completely independent board, we have appointed an auditing and compensation committee, we have worked incredibly hard this last quarter with our auditing firm and attorney’s to address any material weaknesses that would potentially hinder our ability to grow, and we are dedicated as a team to deliver and install as many pre-sold vending robots so we can generate substantial revenues and profits, and offset our negative shareholder equity which would limit our need to raise additional capital to satisfy the Nasdaq.

You might be asking what are the benefits of up-listing VEND to the Nasdaq?

•         We have the ability right now to develop and dominate this category, being disruptive robotic vending technology.

•         We don’t think any other company or products have the ability to create such a large footprint both domestically and internationally.  Having in place the network and the locations secured to inherit new products as we develop them will give us a very competitive edge.

•         We believe we will attract the right level of institutional support

•         We believe we can also attract “real” investment bankers and analyst reports and guidance for shareholders

•         We believe access to capital will be presented to us on more attractive terms. This would especially benefit our plans to grow our corporate-owned route. Something we see a lot of value of in the long term.

•         We will likely increase our shareholder base and it’s also likely our trading volume will increase. A benefit to us all.

To conclude;

We believe we are well positioned to execute on every level this business model caters to. We also believe we can offer shareholders the most value by preparing the company for an up-list to the Nasdaq.

To prepare for this we have begun to take the necessary steps required. We are both hopeful and confident we can get there within the next 12-months

 To achieve this, we have started checking the boxes required.

●    We have recently put in place internal compliance measures and protocols

●    We have taken the necessary steps towards having a completely independent board

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●    We have appointed an independent auditing and compensation committee

●    We have worked incredibly hard with our auditing firm and attorney’s to address any material weaknesses that would potentially hinder our ability to grow

●    We are dedicated, as a team, to deliver and install as many pre-sold vending robots so that we can generate substantial revenues and profits and offset our negative shareholder equity which would limit our need to raise additional capital to satisfy the Nasdaq.

We strongly believe have the ability right now to develop and dominate this category, being “disruptive robotic vending technology”

We are also of the opinion that any other companies or products within the space could have the ability to create such a large footprint both domestically and internationally.  Having in place the network and the locations secured to inherit new products as we develop them will give us a very competitive edge.

As I have previously stated, our business model consists of three basic fundamentals. Domestic Franchising, International Licensing and Corporate Owned Operations.  In a very short amount of time we have proven that we can facilitate each of these and execute on all levels. Approximately $190,000,000 in contracts executed in the last two years speaks volumes to this statement. Our ability to continue generating sales at this pace is predicated on remaining franchised territories, of which there are many, available markets around the world, we have only sold three and location placement opportunities, there are tens of thousands right here in the US!

We’ve had some delays and we’ve some issues with our technology along the way, but I can say very confidently that we have overcome the highest hurdles and we are on the right path. Continuing to sell franchises at a record pace, increasing our installations month-to-month, collecting royalties’, rebates, software fees, growing our international footprint and wholesale market for our technology, building on our patent portfolio, securing premium locations with the right kind of customers, launching our corporate owned route next month and doing it again and again with innovative new concepts that complement each other is the plan!

I would like to thank all of our loyal shareholders, franchisees, exclusive partners and most importantly our dedicated employees and their families for having the confidence to support us. We are humbled by this support and look forward to delivering as much shareholder value as possible as we build the company and the brands operating underneath it…

Thank you.

Nick Yates, CEO

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